EXHIBIT INDEX
                                                                   Sequentially
Exhibit No.                                                        Numbered Page
                                                                   -------------
  99.1       Press release of the Company and the Operating
             Partnership, issued January 29, 2001                       4

                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR RELEASE:      IMMEDIATE RELEASE

CONTACT:        Frank C. Marchisello, Jr.
                   (336) 292-3010

                      TANGER REPORTS YEAR END 2000 RESULTS
      Same-Space Sales Up 7% for the Year to a Record $281 per Square Foot

              Greensboro, NC, January 29, 2001, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations (FFO) for the fourth quarter of 2000 of $.87 per share, or $10.1 million, before a non-cash, non-recurring charge for costs written-off associated with abandoned development projects, compared to $.96 per share, or $11.2 million, in the same quarter of 1999. For the year ended December 31, 2000, FFO was $3.42 per share, or $40.0 million, before a non-cash, non-recurring charge stated above, compared to $3.56 per share, or $41.7 million in the same period of 1999. The results for the fourth quarter and the year ended December 31, 2000 were negatively impacted by higher average interest rates and dilution associated with the sale of two properties in June of 2000. Including the non-cash, non-recurring charge for costs written-off associated with abandoned development projects of $1.8 million FFO was $.71 and $3.26 per share for the fourth quarter and year ended December 31, 2000, respectively. All FFO calculations are on a fully diluted basis, assume full conversion of the minority interest in the operating partnership, and are consistent with the new NAREIT clarification of FFO effective on January 1, 2000. The adoption of the new clarification had no impact on the 1999 amounts previously reported.

Tanger posted the following results during the year ended December 31, 2000:

o    Base rental income increased 3% to $71.5 million from $69.2 million

o    Percentage rental income increased 4% to $3.3 million from $3.1 million

o    Total revenues  increased 5% to $108.8 million from $104.0 million

o    Payout ratio was 71% providing additional coverage of the current dividend

o    Reported same-space sales increased 7% to $281 per square foot

o Renewed 75% of the 520,000 square feet of space that came up for renewal with a 4% average increase in base rental rates

o Released 305,000 square feet of space with an 8% average increase in base rental rates

o Added 235,000 square feet of expansions throughout five existing successful centers

o Sold centers in Lawrence, KS and McMinnville, OR for net cash proceeds of $7.1 million

o Generated $1.5 million in additional capital through the sale of four outparcels of land

o Closed on over $75 million in long-term financings with nationally recognized institutions

           Re-merchandising Strategy Produces Record Same-Space Sales

Reported same-space sales increased by 7% for the twelve months ended December 31, 2000 to a record $281 per square foot and by 6% for the three months ended December 31, 2000. The increase in same space sales reflects the ongoing execution of the Company's strategy to re-merchandise selected centers by replacing low volume tenants with high volume tenants like Gap, Old Navy, Nautica, Polo Ralph Lauren and Tommy Hilfiger.

The blizzards and extremely cold weather in December caused the closing of the Company's centers for the equivalent of more than 17 shopping days throughout the portfolio. Even though the Company's tenants had no sales while their stores were closed during the highest volume month of the year, the same-store sales trends for the year ended December 31, 2000 improved over the previous year. Same-store sales were up 0.4% for the twelve months ended December 31, 2000 compared to a decrease of 1% for the twelve months ended December 31, 1999.

Reported tenant sales in 2000 for all Tanger Outlet Centers increased 8% to $1.3 billion compared to $1.2 billion in 1999.

             Sales Growth Produces Increase in Average Rental Rates

The Company renewed 75% of the 520,000 square feet that came up for renewal in 2000 with the existing tenants at an average base rental rate approximately 4% higher than the expiring rate. This compares with 85% of the 715,000 square feet that were renewed with the existing tenants at an average base rental rate equal to the expiring rate in 1999. The Company also released 305,000 square feet during 2000 at an 8% increase in the average base rental rate. This compares favorably with the 241,000 square feet that were released in 1999 at an average increase of 7%. During 2001, the Company has approximately 536,000 square feet coming up for renewal.

In addition, the average tenant occupancy costs decreased from 7.8% in 1999 to 7.4% in 2000. The Company ended the year with approximately 5.2 million square feet of gross leasable area in operation. The portfolio is comprised of a highly diversified group of tenants with no single tenant representing more than 5.9% of the Company's gross leasable area. At December 31, 2000, the Company's operating properties were 96% occupied.

                            Overall Growth Continues

During 2000, the Company added approximately 235,000 square feet of expansions throughout five existing centers. In addition, the Company currently has approximately 57,000 square feet of expansion space under construction at our center in San Marcos, TX, which is scheduled to open the second half of 2001.

In the second quarter of 2000 the Company sold centers in Lawrence, KS and McMinnville, OR totaling approximately 186,000 square feet for net cash proceeds of $7.1 million. Proceeds from the sale were used to reduce amounts outstanding under existing lines of credit. The combined net operating income of these two centers represented approximately 1% of our total portfolio's estimated net operating income. As was previously reported, the Company recognized a $5.9 million loss on the sale of these properties in the second quarter of 2000.

The Company also closed on the sale of its land and site improvements in Stroud, OK for net proceeds of approximately $723,500. As a result of this sale the Company recognized a loss of $1 million on the sale of the property in the fourth quarter of 2000. This was property remaining after the Stroud center was completely destroyed by a tornado in May of 1999. The Company maintains full replacement cost insurance on all of our properties and as a result, had previously recognized a gain on disposal of the Stroud center of $4.1 million during the year ended December 31, 1999.

As was previously announced, on November 9, 2000 the Company terminated its contract to purchase twelve acres of land in Dania Beach/Ft. Lauderdale, Florida. Because of this event, the Company has written off all development costs associated with the site in Ft. Lauderdale, as well as additional costs associated with various other non-recurring development activities at other sites. The total non-cash, non-recurring charge for abandoned development costs in the fourth quarter of 2000 was $1.8 million.

The Company continues to have an option to purchase the retail portion of a site at the Bourne Bridge Rotary in Cape Cod, MA. Based on tenant demand, the Company plans to develop a new 250,000 square foot outlet center at this location. The entire site will contain more than 750,000 square feet of mixed-use entertainment, retail, office and residential community built in the style of a Cape Cod Village. The local and state planning authorities are currently reviewing the project, and anticipate final approvals this year. Due to the extensive amount of site work and road construction, stores are not expected to open until mid 2003.

                         Strong Balance Sheet Maintained

The Company continued its strong relationships with multiple sources of capital. During 2000, the Company obtained over $75 million in long-term financings with nationally recognized financial institutions. The Company remains committed to its long standing strategy of keeping the majority of its assets unencumbered.

As of December 31, 2000, the Company had unencumbered properties totaling $408 million in gross book value, or 70% of its real estate assets. The Company also had a payout ratio of 71%. The retained cash flow after the dividend payments provides the Company with capital and additional coverage of the current dividend.

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, said, "Our management team has done an outstanding job in continuing our successful remerchandising and growth strategy. Above all, the Tanger Team remains highly focused on our core competency of increasing the cash flows and value of our portfolio."

Tanger Factory Outlet Centers, Inc., a fully-integrated, self-administered and self-managed publicly-traded REIT, presently owns and operates 29 centers in 20 states coast to coast, totaling approximately 5.2 million square feet of gross leasable area. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

This press release contains forward-looking statements regarding the Company's re-merchandising strategy, the renewal and releasing of space, sales trends, the development of new centers, the opening of ongoing expansions, coverage of the current dividend and the impact of sales of the Company's outparcels. These forward-looking statements are subject to risks and uncertainties and actual results could differ materially from these projections due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, the Company's ability to lease its properties, and competition. The factory outlet centers and other assets of the Company's business are owned by, and all of its operations are conducted by Tanger Properties Limited Partnership (the "Operating Partnership"). Accordingly, the financial and other operating results of the Operating Partnership are substantially similar to those of the Company, except for those items that reflect the Operating Partnership's status as a partnership. For a more detailed discussion of the factors that affect the Company and the Operating Partnership's operating results, interested parties should review the Company and the Operating Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

              TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                             Three Months Ended                    Year Ended
                                                                                  December 31,                    December 31,
                                                                             2000          1999               2000          1999
---------------------------------------------------------------------------------------------------------------------------------
                                                                       (unaudited)   (unaudited)        (unaudited)   (unaudited)
REVENUES
  Base rentals (a)                                                        $18,545       $17,866            $71,457       $69,180
  Percentage rentals                                                        1,351         1,367              3,253         3,141
  Expense reimbursements                                                    7,908         7,594             30,046        27,910
  Other income (b)                                                            564           982              4,065         3,785
---------------------------------------------------------------------------------------------------------------------------------
       Total revenues                                                      28,368        27,809            108,821       104,016
---------------------------------------------------------------------------------------------------------------------------------
EXPENSES
  Property operating                                                        9,165         8,364             33,623        30,585
  General and administrative                                                1,877         1,889              7,366         7,298
  Interest                                                                  7,114         6,271             27,565        24,239
  Depreciation and amortization                                             6,706         6,299             26,218        24,824
  Asset write-down (c)                                                      1,800           ---              1,800           ---
---------------------------------------------------------------------------------------------------------------------------------
       Total expenses                                                      26,662        22,823             96,572        86,946
---------------------------------------------------------------------------------------------------------------------------------
Income before loss on sale or disposal of real estate,
   minority interest and extraordinary item                                 1,706         4,986             12,249        17,070
(Loss)/gain on sale or disposal of real estate                             (1,046)        2,828             (6,981)        4,141
---------------------------------------------------------------------------------------------------------------------------------
Income before minority interest and extraordinary item                        660         7,814              5,268        21,211
Minority interest                                                             (61)       (2,044)              (956)       (5,374)
---------------------------------------------------------------------------------------------------------------------------------
Income before extraordinary item                                              599         5,770              4,312        15,837
Extraordinary item - Loss on early extinguishment of debt,
   net of minority interest of $96                                            ---           ---                ---          (249)
---------------------------------------------------------------------------------------------------------------------------------
Net income                                                                    599         5,770              4,312        15,588
Less applicable preferred share dividends                                    (441)         (476)            (1,823)       (1,917)
---------------------------------------------------------------------------------------------------------------------------------
Net income available to common shareholders                                  $158        $5,294             $2,489       $13,671
---------------------------------------------------------------------------------------------------------------------------------

Basic earnings per common share:
  Income before extraordinary item                                           $.02          $.67               $.32         $1.77
  Extraordinary item                                                          ---           ---                ---          (.03)
---------------------------------------------------------------------------------------------------------------------------------
  Net income                                                                 $.02          $.67               $.32         $1.74
---------------------------------------------------------------------------------------------------------------------------------

Diluted earnings per common share:
  Income before extraordinary item                                           $.02          $.67               $.31         $1.77
  Extraordinary item                                                          ---           ---                ---          (.03)
---------------------------------------------------------------------------------------------------------------------------------
  Net income                                                                 $.02          $.67               $.31         $1.74
---------------------------------------------------------------------------------------------------------------------------------

Funds from operations (FFO)                                                $8,337       $11,226            $38,203       $41,673
FFO per common share - diluted                                               $.71          $.96              $3.26         $3.56
---------------------------------------------------------------------------------------------------------------------------------

(a)  Includes straight-line rent adjustment of $(92) and $2 for the three months ended, and $(261) and $214 for the years ended December 31, 2000 and 1999.
(b)  Includes $908 and $687 in gains on sales of outparcels of land for the years ended December 31, 2000 and 1999.
(c) Represents pre-development costs associated with projects no longer feasible to develop.


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

                                     TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                                                  CONSOLIDATED BALANCE SHEETS
                                               (In thousands, except share data)

                                                                                                December 31,       December 31,
                                                                                                    2000             1999
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (unaudited)      (unaudited)
ASSETS
  Rental Property
    Land                                                                                               $59,858          $63,045
    Buildings, improvements and fixtures                                                               505,554          484,277
    Developments under construction                                                                     19,516           18,894
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                       584,928          566,216
    Accumulated depreciation                                                                          (122,365)        (104,511)
--------------------------------------------------------------------------------------------------------------------------------
    Rental property, net                                                                               462,563          461,705
  Cash and cash equivalents                                                                                634              503
  Deferred charges, net                                                                                  8,566            8,176
  Other assets                                                                                          15,645           19,685
--------------------------------------------------------------------------------------------------------------------------------
      Total assets                                                                                    $487,408         $490,069
================================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilites
  Long-term debt
    Senior, unsecured notes                                                                           $150,000         $150,000
    Mortgages payable                                                                                  135,313           90,652
    Unsecured term loan                                                                                 20,000              ---
    Unsecured bank debt                                                                                 41,530           88,995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                       346,843          329,647
  Construction trade payables                                                                            9,784            6,287
  Accounts payable and accrued expenses                                                                 12,807           13,081
--------------------------------------------------------------------------------------------------------------------------------
      Total liabilities                                                                                369,434          349,015
--------------------------------------------------------------------------------------------------------------------------------
Commitments
Minority interest                                                                                       27,097           33,290
--------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity
  Preferred shares, $.01 par value, 1,000,000 shares authorized,
    80,600 and 85,270 shares issued and outstanding at
    December 31, 2000 and 1999                                                                               1                1
  Common shares, $.01 par value, 50,000,000 shares authorized,
    7,918,911 and 7,876,835 shares issued and outstanding at
    December 31, 2000 and 1999                                                                              79               79
  Paid in capital                                                                                      136,358          136,571
  Distributions in excess of net income                                                                (45,561)         (28,887)
--------------------------------------------------------------------------------------------------------------------------------
  Total shareholders' equity                                                                            90,877          107,764
--------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and shareholders' equity                                                          $487,408         $490,069
================================================================================================================================


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
               TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                      SUPPLEMENTAL INFORMATION
   (In thousands, except per share, state and center information)

                                                                               Three Months Ended           Year Ended
                                                                                  December 31,              December 31,
                                                                               2000        1999           2000         1999
----------------------------------------------------------------------------------------------------------------------------
Funds from Operations:
  Net income                                                                   $599      $5,770         $4,312      $15,588
  Adjusted for:
    Extraordinary item - loss on early extinguishment of debt                   ---         ---            ---          249
    Minority interest                                                            61       2,044            956        5,374
    Depreciation and amortization uniquely significant to real estate         6,631       6,240         25,954       24,603
    Loss/(gain) on sale or disposal of real estate                            1,046      (2,828)         6,981       (4,141)
----------------------------------------------------------------------------------------------------------------------------
    Funds from operations before minority interest                           $8,337     $11,226        $38,203      $41,673
============================================================================================================================
    Funds from operations per share - diluted                                  $.71        $.96          $3.26        $3.56
============================================================================================================================

WEIGHTED AVERAGE SHARES
  Basic weighted average common shares                                        7,919       7,858          7,894        7,861
  Effect of outstanding share and unit options                                   27         ---             28           11
----------------------------------------------------------------------------------------------------------------------------
  Diluted weighted average common shares (for
   earnings per share computations)                                           7,946       7,858          7,922        7,872
  Convertible preferred shares (a)                                              726         787            751          793
  Convertible operating partnership units (a)                                 3,033       3,033          3,033        3,033
----------------------------------------------------------------------------------------------------------------------------
Diluted weighted average common shares (for
funds from operations per share computations)                                11,705      11,678         11,706       11,698
============================================================================================================================

EBITDA
   EBITDA (b)                                                               $17,326     $17,556        $67,832      $66,133
============================================================================================================================

OTHER INFORMATION
Gross leasable area open at end of period                                     5,179       5,149          5,179        5,149
Weighted average gross leasable area                                          5,117       5,054          5,115        4,996
Outlet centers in operation                                                      29          31             29           31
New centers acquired                                                            ---           1            ---            1
Centers sold                                                                    ---         ---              2            1
Centers expanded                                                                  3           1              5            5
States operated in at end of period                                              20          22             20           22
Occupancy percentage at end of period                                            96          97             96           97

----------------------------------------------------------------------------------------------------------------------------
(a)  The convertible preferred shares and operating partnership units (minority interest) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.
(b) EBITDA represents earnings before gain/(loss) on sale or disposal of real estate, extraordinary item, asset write-down, interest expense, income taxes, depreciation and amortization.

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